VITRAN CORPORATION INC. 2003 ANNUAL REPORT

delivering results

VITRAN CORPORATION

Vitran Corporation is a North American provider of freight services and distribution solutions to a wide variety of companies and industries. Vitran offers Less-than-Truckload (LTL) service throughout Canada and the United States utilizing its own infrastructure and exclusive partners. Vitran Logistics provides special distribution solutions that range from inventory consolidation to responsibility for the complete distribution function as well as highway and rail brokerage. Vitran also provides premium same-day and next-day Truckload (TL) services in the U.S. Midwest.

These services are provided by more than 2,700 employees and associates located at more than 100 facilities and offices in the United States and Canada. Vitran uses 5,700 pieces of equipment, including tractors, trailers, and containers, operated by 1,500 drivers and independent contractors.

IN SUMMARY, WE PROVIDE THE FOLLOWING SERVICES:

•	Less-than-Truckload (LTL)

•	Logistics including Brokerage

•	Truckload (TL)

HIGHLIGHTS

•	Continued earnings improvement and record net income

•	Successful equity offering of 2.3 million shares raising gross proceeds of $31.6 million

•	Significant growth in Vitran’s market value

•	Cross-border volumes grew by over 30%

2003 Financial Highlights

Amounts in thousands of U.S. dollars, except per share amounts	2003	2002	2001
Operating results
Total revenue	$331,826	$303,595	$310,477
Income from operations before depreciation expense	20,444	18,106	14,662
Income from continuing operations	14,950	12,798	8,310
Net income from continuing operations	10,336	6,938	2,335
Cash flow from operations (before working capital changes)	15,410	12,032	9,800
Per share
Basic - continuing operations	$1.07	$0.72	$0.24
Diluted - continuing operations	1.01	0.71	0.24
Financial position
Total assets	$165,013	$121,402	$131,443
Cash and marketable securities	39,413	8,002	8,086
Interest-bearing debt	26,244	37,510	46,900
Shareholders’ equity	97,955	52,070	49,836

VITRAN CORPORATION INC.    2003 ANNUAL REPORT  1

Q&A In conversation with RICK GAETZ Chief Executive Officer

1
2003 was a good year for Vitran despite many external challenges.
Q: CAN YOU ELABORATE?

A: THE LAST FEW YEARS HAVE BEEN DIFFICULT FOR MOST INDUSTRIAL COMPANIES AS A RESULT OF A WEAK NORTH AMERICAN ECONOMY, PARTICULARLY IN THE UNITED STATES. There were unique challenges in 2003 including SARS, harsh winter weather, dramatic weakening of the U.S. dollar, continued volatility in fuel prices, the black out affecting central Canada and parts of the U.S., and the additional uncertainty brought about by the war in Iraq. In spite of these factors, we did not waver from our intention to improve results for our shareholders. I am very pleased to say that our management team and our employees persevered, making gains in all key areas, including EBITDA, operating income, EPS, and our operating ratio.

2
Debt levels continued to fall in 2003.
Q: SHOULD WE EXPECT MORE OF THE SAME IN 2004?

A: WE CONTINUE TO WORK AGGRESSIVELY AT IMPROVING THE COMPANY’S BALANCE SHEET. We reduced borrowings by $11.4 million in 2003, a decrease of 30.4%. We also successfully renegotiated the term debt facility, which will see the existing facility retired in mid-2006, and we increased our revolving line of credit to Cdn $25.0 million, a facility that was unused at the end of the year. More than ever, Vitran is in a flexible position to achieve its expansion initiatives.

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3
One of Vitran’s core initiatives is cross-border business.
Q: WHAT KIND OF PROGRESS HAS BEEN MADE?

A: CROSS-BORDER ACTIVITY CONTINUES TO BE A FUNDAMENTAL PIECE OF VITRAN’S STRATEGIC GEOGRAPHIC OPERATING PLAN. After achieving 25% growth in activity between our Canadian and U.S. markets in 2002, we had tough standards of our own to surpass. This year, we made further progress in our cross-border business and saw year-over-year volume growth improve to approximately 30%. We continue to believe that our North American strategy differentiates us from most of our domestic competitors in the U.S. and Canada. It allows us to satisfy our customers’ cross-border requirements in a controlled freight environment. This service ability will help position us for ongoing growth in the years ahead.

4
The year ended with Vitran’s first equity issue in several years.
Q: WHAT ARE YOUR PLANS FOR PROCEEDS?

A: THIS WAS THE FIRST EQUITY ISSUE FOR VITRAN IN APPROXIMATELY NINE YEARS BUT IT WAS ALSO THE MOST SIGNIFICANT EQUITY ISSUE IN VITRAN’S HISTORY. In December 2003, we raised net proceeds of $29.4 million. At completion of the equity offering, Vitran was in a positive net cash position of $13 ..2 million, clearly an enviable balance sheet. The proceeds will be dedicated to supporting existing capital projects and assisting in debt repayments where it makes sense, but most importantly, this cash will be a driver for our geographic expansion initiatives in the U.S. It remains our intent to be a North American LTL service provider in a regionalized format. We continue to look for strategic acquisitions that will expand our existing U.S. geographic infrastructure.

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WHAT IS YOUR OUTLOOK FOR VITRAN IN 2004

QUITE SIMPLY, WE EXPECT TO CONTINUE ON THE POSITIVE MOMENTUM ESTABLISHED DURING THE LAST FEW YEARS. First, we plan on more aggressive growth for our top line; we have organized our service model and sales team to make enduring organic growth achievable. Second, we will continue to remain focused on reducing expenses and improving our operating income and operating ratio throughout the year. We have had considerable success in the past couple of years and setting new, demanding goals for ourselves is a necessary part of delivering results in 2004. As such, we will continue to closely monitor the returns in our respective operation. Without question, our active attention to the balance sheet will ensure we have the flexibility to drive organic growth and geographic expansion in the years ahead.

Finally, our shareholders expect us to make an acquisition in 2004 that will expand our geographic reach. We will commit the time and effort necessary to find acceptable acquisition targets that will allow us to achieve this objective. Our Company enters 2004 in the best financial shape in its history with a top line that is growing and margins that are improving. Our focus on generating results will continue to drive this business forward.

RICK GAETZ Chief Executive Officer (SIGNED)

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CHAIRMAN’S MESSAGE to Shareholders

Your Company now has the necessary financial strength to aggressively pursue its North American growth strategy.

MILESTONES AND BREAKTHROUGHS Fiscal 2003 was one of the most significant in our history with the realization of many of our long-term goals. Vitran has been a North American company from an operations and service perspective for almost 10 years. And while our customers have recognized the high quality of our service offering, we have not received the equivalent respect and acknowledgement from the investment community.

In the past 12 months, however, the investment community took notice of Vitran, and as a result, the share price more than doubled to an all-time record high of US $15. Equally as important, the Company dramatically expanded its American shareholder base by completing a largely American-based US $31.6 million equity offering that made our balance sheet the strongest in our history. There are now more American than Canadian shareholders, which more closely aligns with our revenue sources.

These achievements occurred as the result of annual improvements in operating results and the continuous reduction of long-term debt over the past five years. The new respect from the investment community also happened as a result of an outstanding job by management over the last 18 months of communicating the Vitran story to hundreds of potential shareholders throughout the United States and Canada and the initiation of research coverage by a number of brokerage firms in both countries.

Going forward, Vitran Corporation now has liquidity in its share float, cash, credit lines and a share currency to aggressively pursue its North American growth strategy. Consistent with plans to grow the business in the U.S., Vitran is now reporting financial results in U.S. dollars and following U.S. GAAP reporting requirements. The Company is extremely well positioned to start the next phase of growth and bring new returns to shareholders.

I would also like to report the retirement of two members of our Board of Directors. G. Mark Curry joined our Board in 1987 when Vitran became a public company. He has provided a unique and valuable perspective serving as a Chair and member of the Compensation and Audit Committees during his term. Carl Cook joined the Vitran Board in 1995, when his company, Overland Transportation, was acquired. He has contributed his considerable transportation experience and knowledge and kept the Board in touch with the American transportation market during his term. On behalf of the Board of Directors and shareholders, I would like to thank both of them for their considerable contributions.

RICHARD D. McGRAW Chairman of the Board (SIGNED)

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MANAGEMENT Discussion and Analysis

Vitran had a very successful and exciting year in 2003 generating record net income and cash flow. The balance sheet was also significantly strengthened by executing a successful equity issue late in the year.

Forward-Looking Statements: This Annual Report contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 concerning Vitran Corporation Inc.’s business, operations, and financial performance and condition. When used in this Annual Report, the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are based on current expectations and are naturally subject to uncertainty and changes in circumstances that may cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that may cause such differences include but are not limited to technological change, regulatory change, the general health of the economy and competitive factors. More detailed information about these and other factors is included in this Annual Report and the Company’s Form 10K in respect of 2003. Many of these factors are beyond the Company’s control; therefore, future events may vary substantially from what the Company currently foresees. You should not place undue reliance on such forward-looking statements. Vitran Corporation Inc. is under no obligation to update or alter such forward-looking statements whether as a result of new information, future events or otherwise. Unless otherwise indicated all dollar references herein are in U.S. dollars. The Company’s Annual Information Form on Form 10K, as well as all the Company’s other required filings, may be obtained from the Company at www.vitran.com or from www.sedar.com or from www.sec.gov.

OVERVIEW The 2003 fiscal year proved to be another successful year for Vitran with record profitability, despite a number of adverse factors. These included harsh winter weather, the third quarter power black out in the eastern U.S. and central Canada, and a tepid freight environment that persisted for most of the year. From an operating perspective, management maintained its focus on efficiency programs, asset utilization and cost control throughout the Company. The LTL segment improved yield measures and continued to grow its cross-border activity. The Logistics segment launched a new 80,000 square foot distribution facility and added another significant multi-year distribution contract. The Truckload segment, although behind 2002, showed positive momentum in the fourth quarter of 2003 as volume gains were achieved. As a result of the above measures and activities, the consolidated operating ratio improved from 95.8% in 2002 to 95.5% in 2003. See footnote 2 on page 17 for a description of operating ratio.

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The improved operating results, combined with the lowest debt levels in five years, lower interest rates, and reduced spreads on borrowings, contributed to an all-time high earnings per share and market value for the Company’s shareholders. Earnings per share basic improved to $1.07 from $0.72 while the Company’s stock reached a high of $15.00 per share on the American Stock Exchange. The Company raised gross proceeds of $31.6 million in share capital from an underwritten public offering completed in December of 2003.

Subsequent to the equity offering, the number of the Company’s U.S. shareholders exceeded 50% of the total number of the Company’s shareholders and Vitran ceased to be a foreign private issuer under U.S. securities laws. Accordingly, Vitran is required to file U.S. domestic issuer forms in compliance with its U.S. reporting obligations. Given the increased number of its U.S. shareholders and the fact that over 60.5% of Vitran’s business is U.S. based, the Company elected to change its reporting currency from Canadian dollars to U.S. dollars. As well, the Company’s annual financial statements in respect of 2003 contain a reconciliation of Canadian GAAP to United States GAAP to reflect its new status as a U.S. domestic filer. See note 14 to the Consolidated Financial Statements.

Since the Company now reports in U.S. dollars, foreign exchange fluctuations impact the reported results of Canadian dollar denominated business units. As a result of the strengthening Canadian dollar, which moved from an average exchange rate of Cdn $1.57 for each $1.00 in 2002 to Cdn $1.39 for each $1.00 in 2003, translated Canadian dollar denominated revenue was positively impacted by $15.4 million and translated Canadian dollar income from operations was positively impacted by $1.2 million. See note 1(b) to the Consolidated Financial Statements.

2003 COMPARED TO 2002

CONSOLIDATED RESULTS The following table summarizes the Consolidated Statements of Income for the three years ended December 31:

(in thousands)	2003	2002	2001	2003 vs 2002	2002 vs 2001
Revenue	$331,826	$303,595	$310,477	9.3%	(2.2%)
Income from continuing operations	14,950	12,798	8,310	16.8%	54.0%
Interest on long-term debt	1,346	3,369	3,978	(60.0%)	(15.3%)
Net income from continuing operations	10,336	6,938	2,335	49.0%	197.1%
Net income from discontinued operations	Nil	Nil	(3,696)	—	—
Net income	10,336	6,938	(1,361)	49.0%	610%
Operating ratio	95.5%	95.8%	97.3%

Revenue increased 9.3% to $331.8 million in 2003 from $303.6 million in 2002. Revenue in the LTL segment and Logistics segment increased 11.7% and 3.5% respectively, contributing to the consolidated improvement in revenue, despite a lacklustre economy for most of the year. Offsetting this progress was a 3.0% decline in revenue in the Truckload segment.

Income from operations rose by 16.8% from $12.8 million in 2002 to $15.0 million in 2003 driven by the improvement in revenue as well as operating improvements. Ongoing cost controls and the reduction of discretionary spending also contributed to improved operating income. In 2003, Vitran recorded foreign exchange gains totalling $0.4 million from the repatriation of capital from a foreign subsidiary and from the sale of proceeds from the equity offering. The Company’s 2002 results include foreign exchange gains of $0.6 million offset by the one-time special retirement bonus of $0.6 million to the founding President and Chief Executive Officer. The net impact of the items discussed above was that the consolidated operating ratio for 2003 improved to 95.5% compared to 95.8% in 2002.

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MANAGEMENT Discussion and Analysis

Interest expense net of interest income was $1.3 million in 2003 compared to $3.3 million in 2002. The decline is attributable to the Company repaying $11.4 million of its outstanding debt obligations and a 50-basis-point reduction in interest rate spreads due to the Company meeting certain debt obligations in 2003. As well, the Company’s 8.95% fixed interest rate swap expired on January 26, 2003 and was not renewed. Accordingly, all of the Company’s borrowings were at floating interest rates based on LIBOR.

Income tax expense in 2003 was $3.2 million compared to $2.3 million in 2002, reflecting higher profitability in 2003. The effective tax rate, however, was lower in 2003 than in 2002 resulting from declines in statutory rates as well as a higher proportion of income being earned in lower tax jurisdictions.

Net income improved by 49.0% to $10.3 million in 2003 compared to $6.9 million in 2002. This resulted in record earnings of $1.07 per share basic and $1.01 per share diluted in 2003, compared to $0.72 per share basic and $0.71 per share diluted in 2002. The weighted average number of shares for 2003 was similar to 2002 at 9.7 million; however, the diluted number of shares increased to 10.3 million in 2003 compared to 9.8 million in 2002. The increase is primarily attributable to the significant increase in the market price of the Company stock compared to the average historical price of the Company’s stock options. As at December 31, 2003 all outstanding stock options were in the money.

SEGMENTED RESULTS

Less-Than-Truckload (LTL) The table below provides summary information for the LTL segment for the three years ended December 31:

(in thousands)	2003	2002	2001	2003 vs 2002	2002 vs 2001
Revenue	$270,189	$241,916	$242,074	11.7%	0.01%
Income from operations	15,440	13,051	8,762	18.3%	49.0%
Operating ratio	94.3%	94.6%	96.4%

In spite of the continued lacklustre performance of the North American economy, revenue at the LTL segment increased from $241.9 million in 2002 to $270.2 million in 2003, of which $13.4 million resulted from the strengthening Canadian dollar. Of particular note was the 30.3% growth in the LTL transborder activity during 2003. This is an important part of Vitran’s business because it provides the opportunity to add significant value to customers and, accordingly, is the Company’s highest margin business. The LTL segment’s operating ratio improved to 94.3% in 2003 from 94.6% in 2002. Improvements were demonstrated in both the Canadian LTL and U.S. LTL business units. The continuing effect of fuel price pressures in 2003 was successfully offset by the Company’s ability to pass through fuel price increases to its customers.

The Canadian LTL business unit achieved superior performance in 2003, improving both revenue and operating ratio year over year. Revenue increases were recorded in all four lines of business: national, regional, expedited and, most notably, the transborder offering. Shipments, tonnage and revenue per hundredweight increased 7.4%, 6.7%, and 3.2% respectively, largely as a result of market share gains. The stronger revenue and yield led to an improved operating ratio and offset increased costs generated by significant changes in the business unit’s major third party linehaul supplier.

The U.S. LTL business unit also surpassed its 2002 results and posted improvements in both revenue and operating ratio for 2003. In addition to terminal rationalization and linehaul optimization programs that yielded a 4.4% reduction in pick-up and delivery expenses, increases in shipments, tonnage and revenue per hundredweight of 1.0%, 2.0%, and 1.8% respectively, bolstered income from operations for 2003. However, these achievements were partially offset by increases in insurance and workers’ compensation expenses in 2003.

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Logistics The table below provides summary information for the Logistics segment for the three years ended December 31:

(in thousands)	2003	2002	2001	2003 vs 2002	2002 vs 2001
Revenue	$28,642	$27,665	$36,539	3.5%	(24.3%)
Income from operations	1,111	955	64	16.3%	1,392.2%
Operating ratio	96.1%	96.5%	99.8%

Revenues for the Logistics segment were up 3.5% for 2003, and operating ratio improved to 96.1% in 2003 from 96.5% in 2002. Revenue increases at the Logistics business unit were attributable to the increased occupancy at the new 80,000 square foot distribution facility in Canada and the addition of a new five-year contract with a major Canadian shoe retailer. These results were tempered by a 37.7% reduction of revenue at the U.S. Freight Brokerage business unit. This reduction is the result of the program that was initiated in 2002 and completed in the third quarter of 2003 to eliminate customers providing inadequate profitability.

Truckload (TL) The table below provides summary information for the TL segment for the three years ended December 31:

(in thousands)	2003	2002	2001	2003 vs 2002	2002 vs 2001
Revenue	$32,995	$34,014	$31,864	(3.0%)	6.7%
Income from operations	657	885	971	(25.8%)	(8.9%)
Operating ratio	98.0%	97.4%	97.0%

Revenue for the Truckload segment declined 3.0% to $33.0 million in 2003 from $34.0 million in 2002. While the Truckload segment successfully increased revenue per mile by 2.9% in 2003, overall volumes declined due to the sluggish mid-west manufacturing sector and the plant relocation of a significant customer. Consolidated shipments declined 8.4% in 2003, which had a negative impact on profitability, and the operating ratio increased to 98.0% in 2003 from 97.4% in 2002.

2002 COMPARED TO 2001

CONSOLIDATED RESULTS Revenue from continuing operations decreased 2.2% to $303.6 million in 2002 from $310.5 million in 2001. This is partly due to the continued subdued North American economic environment, particularly in the United States, but is mainly a result of reduced revenue at the Logistics segment where the Freight Brokerage business unit has been merged with Vitran Logistics and restructured to focus on profitable long-term business.

Income from continuing operations improved by 54.0% from $8.3 million in 2001 to $12.8 million in 2002. Operating efficiencies were achieved throughout the Company, but the largest improvements were recorded in the U.S. LTL and Logistics business units. Redundancies eliminated by merging the Freight Brokerage business unit and cost-cutting programs put in place at the U.S. LTL business unit contributed to the reduction in costs. Foreign exchange gains of $0.6 million were generated on the repatriation of capital from a foreign subsidiary both in 2002 and in 2001. Expenses in 2002 were also $0.6 million higher than in 2001 due to the one-time special retirement bonus to the founding President and Chief Executive Officer. Depreciation expense as a percentage of revenue was 1.7% for 2002 compared to 2.0% for 2001 due to the continued reduction of older redundant equipment and improved asset utilization. As a result of the operating improvements, the consolidated operating ratio improved to 95.8% in 2002 from 97.3% in 2001.

Interest expense, net of interest income, was $3.3 million for 2002 compared to $3.8 million for 2001. The decline is attributable to the Company making its final payment of $5.7 million on its 9.04% senior notes and further reducing its other debt obligations by $6.8 million during 2002. In addition, the Company met certain financial covenants that reduced its interest rate on floating rate debt by 50 basis points during 2002.

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MANAGEMENT Discussion and Analysis

Income tax expense for the year was $2.3 million in 2002 compared to $0.2 million in 2001, reflecting improved profitability.

Net income was $6.9 million in 2002, yielding $0.72 earnings per share basic compared to a net loss of $1.4 million in 2001 and $0.14 loss per share basic. On a diluted share basis, net income yielded earnings of $0.71 per share diluted in 2002 compared to a loss of $0.14 per share diluted in 2001. The 2001 results include a net loss of $3.7 million on the sale of the Company’s non-core environmental business. The weighted average number of shares outstanding decreased from 9.9 million in 2001 to 9.7 million in 2002 as a result of the repurchase of 298,100 shares for cancellation. From a continuing operations perspective, net income increased by 197.1% to $6.9 million for 2002 compared to $2.3 million for 2001. This improvement is even more noteworthy given the unfavourable economic conditions under which it was achieved.

SEGMENTED RESULTS

Less-than-Truckload (LTL) Notwithstanding the sluggish North American economy, revenue at the LTL segment only was in line with 2001 at $241.9 million in 2002. The income from operations, however, increased significantly by 49.0% to $13.1 million in 2002 due to operating efficiencies achieved in both Canada and the U.S., but more particularly at the U.S. LTL business unit. Fuel price pressure that persisted throughout 2002 was offset by the Company’s ability to pass through fuel price increases to its customers.

The Canadian LTL business unit continued its stalwart performance in 2002 compared to 2001, improving both revenue and operating ratio year over year. Revenue and income from operations gains were most notable in the expedited and cross-border markets, offset slightly by declines in the national market. However, the national business finished strongly in the fourth quarter of 2002 with the addition of new customers. Another notable achievement was yield improvement, where revenue per hundredweight improved by 8.5%.

Revenue at the U.S. LTL business unit of $150.5 million in 2002 was essentially in line with the 2001 figure of $153.3 million. While revenue per hundredweight declined by 6.5%, tonnage and shipments increased by 5.5% and 1.3%, respectively, in 2002. Operating initiatives have led to improved earnings momentum, and the U.S. LTL business unit more than doubled income from operations in 2002. The most significant improvements were a 19.3% reduction in maintenance, a 9.6% reduction in claims expense and other initiatives that reduced total SG&A by 10.0% for 2002 compared to 2001. The improvement in earnings has been achieved not only under difficult economic conditions, but also in the face of significantly rising liability insurance and health care costs.

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Logistics Revenues for the Logistics segment were down 24.3% in 2002, primarily the result of a 30.3% reduction of revenue at the Freight Brokerage business unit. This reduction resulted from the redesign of the business model whereby all management and information systems were integrated under a common umbrella and unprofitable customer relationships were discontinued. As a result of the success of these initiatives and the continued superior performance at the rest of the Logistics segment, the operating ratio improved from 99.8% in 2001 to 96.5% in 2002, and income from operations increased dramatically from $0.1 million in 2001 to $1.0 million in 2002.

Truckload (TL) Revenue for the TL segment increased in 2002 by 6.7% to $34.0 million from $31.9 million in 2001. Significant growth was achieved at the southern region but was somewhat offset by a competitive market in the northern region with overall revenue per trailer increasing 6.8% year over year. Income from operations declined 8.9% in 2002 compared to 2001, primarily due to a 92.9% increase in liability insurance and 114.2% increase in health care insurance. These large increases were somewhat offset by operating efficiency gains in trailer utilization, reduced empty miles driven, and driver safety programs.

GENERAL RISKS AND UNCERTAINTIES

The Company is exposed to a number of general risks and uncertainties that could impact the results.

The Company’s business is sensitive to general economic conditions and seasonal fluctuations, although these factors are mitigated somewhat by the variable nature of many of the Company’s costs. In the trucking industry for a typical year, the months of September and October usually have the highest business levels, while the months of December, January and February generally have the lowest business levels. Adverse weather conditions, generally experienced in the first quarter of the year, such as heavy snow and ice storms, have a negative impact on operating results. Accordingly, revenue and profitability are generally lowest in the first quarter.

The Company’s exposure to credit risk is not significant as it is not dependent on any particular industry or customer. The Company’s single largest customer accounted for 1.5% of revenue in 2003.

Labour represents Vitran’s most significant cost and is key to service quality. The Company has a history of positive labour relations that will continue to be important to future success. Approximately 5.8% of the Company’s labour force is represented by unions.

While diesel fuel expenses represent an important cost component to Vitran, the extensive use of owner/operators and the ability to share significant fuel increases with customers reduces this risk.

Measures taken by the U.S. and Canadian governments to enhance regulations and strengthen border security could impact service levels. Vitran’s cross-border activity represented approximately 5.5% of the LTL segment revenue in 2003 and the Company has responded to the new requirements to ensure compliance and safety without jeopardizing the quality of service.

The Company is exposed to interest rate risk at December 31, 2003 as its entire debt portfolio bears interest at floating rates. In the past, management has used fixed interest rate instruments to mitigate the exposure to fluctuations in interest rates and on an ongoing basis continues to evaluate the Company’s need to fix interest rates.

The Company has exposure to foreign currency risk as fluctuations in the U.S. dollar against the Canadian dollar can impact the financial results of the Company. Management has designated the Company’s $26.1 million of U.S. denominated long-term debt as a hedge to the foreign currency exposure generated by the Company’s U.S. operations. The Company’s Canadian operations realize foreign exchange gains and losses on the U.S. dollar revenue generated against expenses denominated in Canadian dollars. Furthermore, the Company reports its results in U.S. dollars thereby exposing the results of the Company’s Canadian operations to foreign currency fluctuations.

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MANAGEMENT Discussion and Analysis

LIQUIDITY AND CAPITAL RESOURCES

In 2003 the Company demonstrated improved cash flow, reducing interest-bearing debt and raising additional proceeds from an equity offering. As well, the Company amended its existing credit agreement. Under the amended credit agreement, the available revolving credit facility was increased from Cdn $10.0 million to Cdn $25.0 million, and the term facility was extended six months to August 31, 2006.

Cash flow from continuing operations before working capital changes for the year increased to $15.4 million in 2003 compared to $12.0 million in 2002 due primarily to the increase in net income. Non-cash working capital changes generated $3.3 million in 2003 compared to $4.1 million in 2002. While accounts receivable increased in the current year due to higher revenue, this was more than offset by increases in accounts payable and income taxes payable. LTL revenue for the month of December 2003 exceeded LTL revenue for the month of December 2002 and corresponding accounts receivable increased.

Interest-bearing debt decreased to $26.2 million at the end of 2003 from $37.5 million at the end of 2002. The interest-bearing debt is comprised of $26.1 million drawn under the term bank credit facility and a capital lease of $0.1 million. During the year the Company repaid $11.4 million of interest-bearing debt. At December 31, 2003, the Company had Cdn $21.6 million of unused credit facilities.

In December 2003, the Company issued and sold, in an underwritten public offering, 2,300,000 shares of Class A Voting stock in consideration for net proceeds of $29.4 million. The proceeds of the offering are to be used to fund possible future acquisitions and capital expenditures and may be used to repay amounts outstanding under the Company’s credit facilities.

At December 31, 2003, the Company had $12.4 million of cash on hand as well as Cdn $35.0 million invested in redeemable shares of a mutual fund corporation. The shares of the mutual fund corporation track the underlying investment of money market mutual funds that invest in highly rated government securities, treasury bills and investment grade commercial paper. The investment provides certain tax advantages and is redeemable at any time at the option of the Company.

Capital expenditures amounted to $6.9 million for 2003 and were funded out of operating cash flows of the Company. The table below sets forth the Company’s capital expenditures for the years ended December 31, 2003, 2002 and 2001.

Year ended December 31, (in thousands of dollars)	2003	2002	2001
Real estate and buildings	$359	$2,349	$1,290
Tractors	520	726	44
Trailing fleet	4,488	483	52
Information technology	896	464	1,250
Leasehold improvements	77	241	283
Other equipment	555	335	679

Total	$6,895	$4,598	$3,598

Management estimates that cash capital expenditures for 2004 will be between $8.0 million and $10.0 million, the majority of which will be for tractors and trailers. The Company also anticipates entering into operating leases to fund the acquisition of equipment with a capital cost of between $7.3 and $9.3 million.

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The Company has contractual obligations that include long-term debt consisting of a term debt facility, capital leases for operating equipment in the Logistics segment and off-balance sheet operating leases primarily consisting of tractor, trailing fleet and real estate leases. Operating leases form an integral part of the Company’s financial structure and operating methodology as they provide an alternative cost effective and flexible form of financing. The following table summarizes our significant contractual obligations and commercial commitments as of December 31, 2003:

	Payments due by period
Contractual obligations (in thousands of dollars)	Total	2004	2005 & 2006	2007 & 2008		Thereafter
Long-term debt	$26,122	$8,287	$17,835	$	Nil	$	Nil
Capital lease obligations	122	26	58		38		Nil

Sub-total	26,244	8,313	17,893		38		Nil
Off-balance sheet commitments Operating leases	48,580	15,429	20,057		9,371		3,723

Total contractual obligations	$74,824	$23,742	$37,950		$9,409		$3,723

In addition to the above noted contractual obligations, the Company, as at December 31, 2003, utilized the revolving credit facility for a standby letter of credit of $2.6 million expiring in November 2004. The letter of credit is used as collateral for self-insured retention of insurance claims.

A significant decrease in demand for our services could limit the Company’s ability to generate cash flow and affect its profitability. The Company’s credit agreement contains covenants that require the Company to achieve stated levels of financial performance, which if not achieved could cause an acceleration of the payment schedules. Management does not anticipate a significant decline in business levels or financial performance and expects that existing working capital, together with available revolving facilities, is sufficient to fund operating and capital requirements in 2004 as well as service the contractual obligations.

OUTLOOK

The Company made significant achievements in 2003, resulting in record net earnings. The Company raised net proceeds of $29.4 million from a public offering to be used to fund possible future acquisitions and may be used to repay amounts outstanding under the Company’s credit facilities. Vitran’s objective is to acquire an LTL operation in a new regional market contiguous to the existing network.

Management intends to maintain its focus on the LTL transborder business with a view to achieving double-digit year-over-year revenue growth. The Canadian LTL business unit will endeavour to further develop revenue and yield achievements made in 2003 and focus on improving third party linehaul efficiency activities. Management will evaluate the need to change certain linehaul activities to Company-controlled rolling stock in order to improve the operating ratio.

The U.S. business unit plans to execute sales initiatives that will increase revenue and density throughout the operation without negatively impacting yield and on-time delivery performance. Furthermore, focus will be on linehaul efficiency and dock operations with the objective of further reducing claims expense in 2004.

The Logistics segment will continue to concentrate on gaining new profitable business that also utilizes the services of the Company’s LTL infrastructure.

VITRAN CORPORATION INC.    2003 ANNUAL REPORT  13

MANAGEMENT Discussion and Analysis

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Company prepares its financial statements in accordance with generally accepted accounting principles (GAAP) in Canada together with a reconciliation to United States GAAP, as disclosed in note 14 to the Consolidated Financial Statements.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Significant accounting policies and methods used in preparation of the financial statements are described in note 1 to the Consolidated Financial Statements. The Company evaluates its estimates and assumptions on a regular basis, based on historical experience and other relevant factors. Significant estimates are used in determining, but not limited to, the allowance for doubtful accounts, income tax valuation allowances and the fair value of reporting units for purposes of goodwill impairment tests. Actual results could differ materially from those estimates and assumptions.

REVENUE RECOGNITION The Company’s Less-than-Truckload and Truckload business units and Freight Brokerage operations recognize revenue and direct shipment costs upon the delivery of the related freight. Revenue for the Logistics operations is recognized as the management services are provided.

ALLOWANCE FOR DOUBTFUL ACCOUNTS The Company records an allowance for doubtful accounts related to accounts receivable that may potentially be impaired. The allowance is based on the Company’s knowledge of the financial condition of its customers, the aging of the receivables, current business environment, customer and industry concentrations, and historical experience. A change to these factors could impact the estimated allowance and the provision for bad debts recorded in selling, general and administrative expenses.

INCOME TAX VALUATION ALLOWANCE The Company records a valuation allowance against future income tax assets generated when management believes it is more likely than not that some portion or all of the future income tax assets will not be realized. Management considers such factors as projected future taxable income and tax planning strategies. A change to these factors could impact the estimated valuation allowance and income tax expense.

14  VITRAN CORPORATION INC.    2003 ANNUAL REPORT

CLAIMS AND INSURANCE ACCRUALS Claims and insurance accruals reflect the estimated ultimate total cost of claims, including amounts for claims incurred but not reported, for cargo loss and damage, bodily injury and property damage, workers’ compensation, long-term disability and group health. In establishing these accrued expenses, management evaluates and monitors each claim individually, and uses factors such as historical experience, known trends and third party estimates to determine the appropriate reserves for potential liability. Changes in severity of previously reported claims, significant changes in the medical costs and legislative changes affecting the administration of the plans could significantly impact the determination of appropriate reserves in future periods.

GOODWILL The Company performs its annual goodwill impairment tests in the third quarter of each year and, more frequently, if events or changes in circumstances indicate that an impairment loss may have incurred. Impairment is tested at the reporting unit level by comparing the reporting unit’s carrying amount to its fair value. The process of determining fair values is subjective and requires management to exercise judgement in making assumptions about future results, including revenue and cash flow projections at the reporting unit level. As at September 30, 2003, Vitran completed its annual goodwill impairment test and concluded that there was no impairment. Future goodwill impairment tests may result in impairment charges.

CHANGES IN ACCOUNTING POLICY

Foreign currency translation The Company has the option to report its Consolidated Financial Statements in Canadian dollars or U.S. dollars; however, effective December 31, 2003, the Company elected to change its reporting currency to U.S. dollars. The change in accounting policy is a result of the majority of the Company’s shareholders, customers and industry analysts being located in the United States. For reporting purposes, the Canadian operations are translated into United States dollars using the current rate method. Under this method, all assets and liabilities are translated at the year-end rate of exchange and all revenue and expense items are translated at the average rate of exchange for the year. The resulting translation adjustment is recorded as a separate component of shareholders’ equity. The Company restated prior year comparative balances to reflect the change in accounting policy.

Stock-based compensation The CICA Accounting Standards Board has amended CICA Handbook Section 3870, Stock-based Compensation and Other Stock-based Payments, to require entities to account for stock options granted to employees and directors using the fair value based method, beginning January 1, 2004. Under the fair value based method, compensation cost is measured at fair value at the date of grant and is expensed over the award’s vesting period. In accordance with one of the transitional options permitted under amended CICA Handbook Section 3870, the Company has prospectively applied the fair value based method to all stock options granted on or after January 1, 2003.

In December of 2002, the FASB issued Statement No. 148, Accounting for Stock-based Compensation — Transition and Disclosure, an amendment of FASB SFAS No. 123, Accounting for Stock-based Compensation, to provide alternative methods of transition for change to the fair value method of accounting for stock-based employee compensation. In accordance with one of the transitional options permitted under amended FASB 148, the Company has prospectively applied the fair value based method to all stock options granted on or after January 1, 2003. Had the Company not elected the prospective option in 2003 according to FASB 148, the Company would have had to apply the fair value method retroactively to January 1, 1995 for fiscal year end December 31, 2004. The Company did not grant any stock options in 2003.

VITRAN CORPORATION INC.    2003 ANNUAL REPORT  15

SELECTED Financial Data

(Thousands of dollars, except per share amounts)	2003	2002	2001	2000	1999
STATEMENTS OF INCOME
Revenue	$331,826	$303,595	$310,477	$323,223	$312,616
Income from continuing operations before depreciation expense (1)	20,444	18,106	14,662	23,419	22,593
Income from continuing operations before depreciation expense as a percentage of revenue	6.2%	6.0%	4.7%	7.2%	7.2%
Income from continuing operations	14,950	12,798	8,310	16,514	15,822
Income from operations as a percentage of revenue	4.5%	4.2%	2.7%	5.1%	5.1%
Interest expense, net	1,320	3,289	3,833	4,859	5,054
Loss on sale of capital assets	136	289	724	673	178
Income from continuing operations before income taxes, minority interest and amortization of goodwill	13,494	9,220	3,753	10,982	10,590
Net income from continuing operations	10,336	6,938	2,335	6,665	6,021

Net income (loss) on discontinued operations, net of tax	—	—	(3,696)	(278)	342

Net income (loss)	$10,336	$6,938	$(1,361)	$6,387	$6,363

Earnings per share basic
Net income from continuing operations	$1.07	$0.72	$0.24	$0.67	$0.61
Net income (loss)	1.07	0.72	(0.14)	0.65	0.64
Weighted average number of shares	9,684,901	9,691,041	9,859,296	9,894,727	9,919,209
Earnings per share diluted
Net income from continuing operations	$1.01	$0.71	$0.24	$0.67	$0.59
Net income (loss)	1.01	0.71	(0.14)	0.65	0.62
Weighted average number of shares	10,263,211	9,784,066	9,859,296	9,894,727	10,191,879
Dividends per share Cdn $	Nil	Nil	$0.035	$0.070	$0.070
BALANCE SHEETS
Assets
Current assets	$85,046	$46,746	$52,537	$54,165	$47,016
Property and equipment, net	35,102	30,787	32,032	39,434	42,598
Goodwill, net	44,865	43,869	46,874	48,653	50,355

Total assets	$165,013	$121,402	$131,443	$142,252	$139,969

Liabilities and Stockholders’ Equity
Current liabilities	$46,412	$36,061	$37,993	$43,973	$38,426
Long-term debt	17,931	30,504	40,013	40,341	47,565
Other non-current liabilities	2,952	2,767	3,602	4,184	4,576
Minority interest	Nil	Nil	Nil	397	447
Total stockholders’ equity	$97,135	$52,070	$49,836	$53,356	$48,955
Total commitments under operating lease	$48,138	$57,475	$56,338	$53,907	$45,984
OPERATING RATIOS (2)
Total Company	95.5%	95.8%	97.3%	94.9%	94.9%
Less-than-Truckload	94.3%	94.6%	96.4%	93.5%	93.6%
Logistics	96.1%	96.5%	99.8%	98.7%	98.9%
Truckload	98.0%	97.4%	97.0%	94.9%	92.8%
OPERATING STATISTICS (LTL business units)
Canadian LTL (in Canadian dollars)
Revenue	$157,737	$143,263	$137,907	$136,354	$130,870
Number of shipments (3)	885,010	823,661	808,803	842,953	807,611
Weight (000s of lbs) (4)	1,695,205	1,589,269	1,636,934	1.788,598	1,790,862
Revenue per shipment (5)	$178.23	$173.93	$170.51	$161.76	$162.05
Revenue per hundredweight (6)	$9.30	$9.01	$8.42	$7.62	$7.31
U.S. LTL
Revenue	$156,230	$150,525	$153,257	$161,344	$145,775
Number of shipments (3)	1,426,925	1,414,458	1,396,438	1,463,209	1,350,425
Weight (000s of lbs) (4)	1,985,778	1,946,734	1,845,192	1,957,522	1,806,688
Revenue per shipment (5)	$109.49	$106.42	$109.75	$110.27	$107.95
Revenue per hundredweight (6)	$7.87	$7.73	$8.31	$8.24	$8.07

16   VITRAN CORPORATION INC.   2003 ANNUAL REPORT

(1)	Income from continuing operations before depreciation expense (“EBITD”) is a non-GAAP financial measure which does not have any standardized meaning prescribed by GAAP. EBITD represents net income from continuing operations, plus amortization of goodwill, minus minority interest, plus (minus) income tax expense (benefit), plus net interest expense, plus loss on sale of fixed assets and plus depreciation. The Company believes EBITD is useful in evaluating its operating performance compared to that of other companies in its industry, as the calculation of EBITD eliminates the effects of financing, income taxes and the accounting effects of capital spending, which items may vary for different companies for reasons unrelated to overall operating performance. When analyzing its operating performance, however, investors should use EBITD in addition to, not as an alternative for, income from operations and net income, as those items are defined by GAAP. Investors should also note that the Company’s presentation of EBITD may not be comparable to similarly titled measures used by other companies. EBITD is reconciled to net income as follows:

Year ended December 31,	2003	2002	2001	2000	1999
Net income from continuing operations	$10,336	$6,938	$2,335	$6,665	$6,021
Amortization of goodwill	—	—	1,350	1,211	1,707
Minority interest	—	—	(85)	(33)	4
Income tax expense	3,158	2,282	153	3,139	2,858
Interest expense, net	1,320	3,289	3,833	4,859	5,054
Loss on sale of fixed assets	136	289	724	673	178
Depreciation	5,494	5,308	6,352	6,905	6,772

EBITD	$20,444	$18,106	$14,662	$23,419	$22,593

(2)	Operating ratio (“OR”) is a non-GAAP financial measure which does not have any standardized meaning prescribed by GAAP. OR is the sum of operating expenses, selling, general and administrative expenses and depreciation expense, divided by revenue. Although OR is not a recognized financial measure defined by GAAP, it is a widely recognized measure in the transportation industry which the Company believes provides a comparable benchmark for evaluating its performance compared to its competitors. Investors should also note that the Company’s presentation of OR may not be comparable to similarly titled measures by other companies. OR is calculated as follows:

Year ended December 31,	2003	2002	2001	2000	1999
Operating expenses	$282,016	$254,405	$263,524	$268,131	$257,471
Selling, general and administrative expenses	29,366	31,084	32,291	31,673	32,552
Depreciation expense	5,494	5,308	6,352	6,905	6,772

	$316,876	$290,797	$302,167	$306,709	$296,795

Revenue	$331,826	$303,595	$310,477	$323.223	$312,616

Operating ratio (“OR”)	95.5%	95.8%	97.3%	94.9%	94.9%

(3)	A shipment is a single movement of goods from a point of origin to its final destination as described on a bill of lading document.

(4)	Weight represents the total pounds shipped by each LTL business unit.

(5)	Revenue per shipment represents revenue divided by the number of shipments.

(6)	Revenue per hundredweight is the price obtained for transporting 100 pounds of LTL freight from point to point, calculated by dividing the revenue for an LTL shipment by the hundredweight (weight in pounds divided by 100) for a shipment.

VITRAN CORPORATION INC.   2003 ANNUAL REPORT   17

AUDITORS’ REPORT to the Shareholders

We have audited the consolidated balance sheets of Vitran Corporation Inc. as at December 31, 2003 and 2002 and the consolidated statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2003. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2003 in accordance with Canadian generally accepted accounting principles.

Chartered Accountants (SIGNED)

Toronto, Canada
January 30, 2004

18   VITRAN CORPORATION INC.   2003 ANNUAL REPORT

CONSOLIDATED Balance Sheets	(Amounts in thousands of U.S. dollars, except per share amounts)

December 31,	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$12,417	$8,002
Marketable securities (note 3)	26,996	—
Accounts receivable	35,685	29,632
Inventory, deposits and prepaid expenses	5,847	6,195
Future income tax assets (note 6)	4,101	2,917

	85,046	46,746
Capital assets (note 4)	35,102	30,787
Goodwill	44,865	43,869

	$165,013	$121,402

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$34,092	$27,314
Income and other taxes payable	4,007	1,741
Current portion of long-term debt (note 5)	8,313	7,006

	46,412	36,061
Long-term debt (note 5)	17,931	30,504
Future income tax liabilities (note 6)	2,715	2,767
Shareholders’ equity:
Capital stock (note 7)	59,358	27,857
Retained earnings	40,029	30,044
Cumulative translation adjustment (note 8)	(1,432)	(5,831)

	97,955	52,070

	$165,013	$121,402

Lease commitments (note 11)
Contingent liabilities (note 12)

See accompanying notes to Consolidated Financial Statements.

On behalf of the Board:

RICK GAETZ (SIGNED)	GRAHAM W. SAVAGE (SIGNED)
Director	Director

VITRAN CORPORATION INC.   2003 ANNUAL REPORT   19

CONSOLIDATED Statements of Income	(Amounts in thousands of U.S. dollars, except per share amounts)

Years ended December 31,	2003	2002	2001
Revenue	$331,826	$303,595	$310,477
Operating expenses	282,016	254,405	263,524
Selling, general and administrative expenses	29,366	31,084	32,291

	311,382	285,489	295,815
Income from continuing operations before depreciation	20,444	18,106	14,662
Depreciation	5,494	5,308	6,352

Income from continuing operations before the undernoted	14,950	12,798	8,310
Interest on long-term debt	(1,346)	(3,369)	(3,978)
Interest income	26	80	145
Loss on sale of capital assets	(136)	(289)	(724)

	(1,456)	(3,578)	(4,557)

Income from continuing operations before income taxes, minority interest and amortization of goodwill	13,494	9,220	3,753
Income taxes (recovery) (note 6):
Current	3,450	2,341	803
Future	(292)	(59)	(650)

	3,158	2,282	153

Income from continuing operations before minority interest and amortization of goodwill	10,336	6,938	3,600
Minority interest	—	—	85

Income from continuing operations before amortization of goodwill	10,336	6,938	3,685
Amortization of goodwill, net of income taxes of nil (2002 – nil; 2001 – $188)	—	—	1,350

Net income from continuing operations	10,336	6,938	2,335
Loss from discontinued operations (note 2)	—	—	(3,696)

Net income (loss)	$10,336	$6,938	$(1,361)

Earnings (loss) per share:
Basic – continuing operations before amortization of goodwill	$1.07	$0.72	$0.37
Basic – continuing operations	1.07	0.72	0.24
Basic – discontinued operations	—	—	(0.37)
Basic – net income (loss)	1.07	0.72	(0.14)
Diluted – continuing operations before amortization of goodwill	1.01	0.71	0.37
Diluted – continuing operations	1.01	0.71	0.24
Diluted – discontinued operations	—	—	(0.37)
Diluted – net income (loss)	1.01	0.71	(0.14)

Weighted average number of shares:
Weighted average number of shares outstanding	9,684,901	9,691,041	9,859,296
Potential exercise of options	578,310	93,025	—

Diluted shares	10,263,211	9,784,066	9,859,296
Diluted earnings per share exclude the effect of “out of the money” options (2002 – 464,000; 2001 – 901,300).

See accompanying notes to Consolidated Financial Statements.

20   VITRAN CORPORATION INC.   2003 ANNUAL REPORT

CONSOLIDATED Statements of Retained Earnings	(Amounts in thousands of U.S. dollars, except per share amounts)

Years ended December 31,	2003	2002	2001
Retained earnings, beginning of year	$30,044	$26,602	$28,191
Effect of adoption of new goodwill accounting standard (note 1(h))	—	(3,023)	—

	30,044	23,579	28,191
Net income (loss)	10,336	6,938	(1,361)
Dividends – nil per share (2002 – nil; 2001 – Cdn $0.035 per share)	—	—	(228)
Cost of repurchase of Class A voting shares in excess of book value	(351)	(473)	—

Retained earnings, end of year	$40,029	$30,044	$26,602

See accompanying notes to Consolidated Financial Statements.

VITRAN CORPORATION INC.   2003 ANNUAL REPORT   21

CONSOLIDATED Statements of Cash Flows	(Tabular amounts in thousands of U.S. dollars except per share amounts and except where noted)

Years ended December 31,	2003	2002	2001
Cash provided by (used in):
Operations:
Net income from continuing operations	$10,336	$6,938	$2,335
Items not involving cash from operations:
Depreciation and amortization	5,494	5,308	7,890
Future income taxes	(292)	(59)	(650)
Loss on sale of capital assets	136	289	724
Foreign exchange gains	(264)	(444)	(414)
Minority interest	—	—	(85)

	15,410	12,032	9,800
Change in non-cash working capital components	3,339	4,090	1,468

	18,749	16,122	11,268
Investments:
Purchase of capital assets	(6,895)	(4,598)	(3,598)
Proceeds on sale of capital assets	423	712	3,021
Proceeds on sale of discontinued operations	—	1,692	—
Marketable securities	(26,996)	—	—

	(33,468)	(2,194)	(577)
Financing:
Change in revolving credit facility	—	(3,099)	(2,020)
Repayment of long-term debt	(11,396)	(9,399)	(5,825)
Issue of long-term debt	—	—	4,618
Dividends	—	—	(228)
Issue of Class A voting shares upon exercise of stock options	1,607	33	—
Issue of Class A voting shares in public offering	29,385	—	—
Repurchase of Class A voting shares	(644)	(1,354)	(32)

	18,952	(13,819)	(3,487)
Cash used in discontinued operations (note 2)	—	—	(1,458)
Effect of translation adjustment on cash	182	(193)	(915)

Increase (decrease) in cash and cash equivalents	4,415	(84)	4,831
Cash and cash equivalents, beginning of year	8,002	8,086	3,255

Cash and cash equivalents, end of year	$12,417	$8,002	$8,086

Change in non-cash working capital components:
Accounts receivable	$(6,053)	$1,759	$7,589
Inventory, deposits and prepaid expenses	348	(732)	(977)
Income and other taxes recoverable/payable	2,266	914	(1,347)
Accounts payable and accrued liabilities	6,778	2,149	(3,797)

	$3,339	$4,090	$1,468

Supplemental cash flow information:
Interest paid	$1,552	$3,336	$4,430
Income taxes paid	2,617	1,773	2,803

See accompanying notes to Consolidated Financial Statements.

22   VITRAN CORPORATION INC.   2003 ANNUAL REPORT

NOTES to Consolidated Financial Statements	Years ended December 31, 2003, 2002 and 2001 (Tabular amounts in thousands of U.S. dollars except per share amounts)

1.	SIGNIFICANT ACCOUNTING POLICIES:

(a)	Basis of presentation:

These Consolidated Financial Statements include the accounts of the Corporation and its wholly owned subsidiaries. All material intercompany transactions and balances have been eliminated on consolidation.

     All amounts in these Consolidated Financial Statements are expressed in United States dollars, unless otherwise stated.

(b)	Foreign currency translation:

A majority of the Corporation’s shareholders, customers and industry analysts are located in the United States. Accordingly, the Corporation adopted the United States dollar as its reporting currency effective December 31, 2003 and all prior periods have been restated.

     The United States dollar is the functional currency of the Company’s operations in the U.S. The Canadian dollar is the functional currency of the Company’s Canadian operations.

     Each operation translates foreign currency denominated transactions into its functional currency using the rate of exchange in effect at the date of the transaction.

     Monetary assets and liabilities denominated in a foreign currency are translated into the functional currency of the operation using the year-end rate of exchange giving rise to a gain or loss which is recognized in income during the current period.

     For reporting purposes, the Canadian operations are translated into United States dollars using the current rate method. Under this method, all assets and liabilities are translated at the year-end rate of exchange and all revenue and expense items are translated at the average rate of exchange for the year. The resulting translation adjustment is recorded as a separate component of shareholders’ equity. United States dollar debt of $26.1 million (2002 – $37.1 million) is designated as a hedge of the investment in the United States self-sustaining foreign operations.

     In respect of other transactions denominated in currencies other than the Canadian dollar, the monetary assets and liabilities of the Corporation are translated at the year-end rates. Revenue and expenses are translated at rates of exchange prevailing on the transaction dates. All of the exchange gains or losses resulting from these other transactions are recognized in income.

(c)	Revenue recognition:

The Corporation’s Less-than-Truckload, Truckload business units and Freight Brokerage operations recognize revenue and direct shipment costs upon the delivery of the related freight. Revenue for the Logistics operations is recognized as the management services are provided.

(d)	Cash and cash equivalents:

Cash and cash equivalents include cash on account and short-term investments with original maturities of three months or less and are stated at cost, which approximates market value.

(e)	Marketable securities:

Marketable securities are recorded at the lower of cost or market value.

(f)	Inventory:

Inventory consists of tires and spare parts and is valued at the lower of cost and replacement cost.

VITRAN CORPORATION INC.   2003 ANNUAL REPORT   23

NOTES to Consolidated Financial Statements	Years ended December 31, 2003, 2002 and 2001 (Tabular amounts in thousands of U.S. dollars except per share amounts and except where noted)

1.	SIGNIFICANT ACCOUNTING POLICIES (continued):

(g)	Capital assets:

Capital assets are recorded at cost. Depreciation of capital assets is provided on a straight-line basis from the date assets are put in service over their estimated useful lives as follows:

Buildings	20–31.5 years
Leasehold interests and improvements	Over term of lease
Vehicles:
Trailers and containers	10 years
Trucks	7 years
Machinery and equipment	5–10 years

     Tires purchased as part of a vehicle are capitalized as a cost to the vehicle. Replacement tires are expensed when placed in service.

(h)	Goodwill:

Goodwill represents the excess of acquisition cost over the fair value of net assets of businesses acquired. Prior to January 1, 2002, goodwill was amortized over 40 years on a straight-line basis.

     Effective January 1, 2002, the Corporation adopted the Canadian Institute of Chartered Accountants (“CICA”) new accounting standard for goodwill and other intangible assets. The Corporation no longer amortizes goodwill but annually compares the fair value of its reporting units to the carrying value to determine if an impairment loss has occurred. A transitional impairment was recognized as an effect of a change in accounting policy and was charged to opening retained earnings as of January 1, 2002.

     As at June 30, 2002, the Corporation completed its initial goodwill impairment test and concluded that an impairment existed. As at September 30, 2002, the amount of the charge was quantified. Charges of $0.8 million and $2.2 million, respectively, were recorded in the Freight Brokerage and the Truckload reporting units to adjust the carrying value of goodwill for each reporting unit to its implied fair value. Such amount has been reflected as a direct charge to retained earnings effective January 1, 2002 without restatement of prior period figures.

     As at September 30, 2003, the Corporation completed its annual goodwill impairment test and concluded there was no impairment.

(i)	Income taxes:

The Corporation uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the date of enactment or substantive enactment.

(j)	Stock-based compensation:

Prior to January 1, 2003, CICA Handbook Section 3870, Stock-based Compensation and Other Stock-based Payments, required that effective January 1, 2002, all stock-based compensation to non-employees and direct awards of stock to employees be accounted for using the fair value method. The Corporation has not granted any such awards.

     The Corporation has a stock option plan for employees and directors. In 2002, in accordance with the standard, the Corporation had elected to use the settlement method for stock options granted to employees and no compensation expense was recorded. Consideration paid by employees on the exercise of options is recorded as share capital.

24   VITRAN CORPORATION INC.   2003 ANNUAL REPORT

The CICA Accounting Standards Board has amended CICA Handbook Section 3870, Stock-based Compensation and Other Stock-based Payments, to require entities to account for stock options granted to employees and directors using the fair value based method, beginning January 1, 2004, with the option to adopt effective January 1, 2003. Under the fair value based method, compensation cost is measured at fair value at the date of grant and is expensed over the award’s vesting period. In accordance with a transitional option permitted under amended CICA Handbook Section 3870, the Corporation has prospectively applied the fair value based method to all stock options granted on or after January 1, 2003. The Corporation did not grant any stock options in 2003. Note 7(d) provides supplemental disclosure for the Corporation’s stock options.

(k)	Use of estimates:

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the year. Actual results could differ from those estimates.

2.	ACQUISITIONS AND DIVESTITURES:

The Freight Connection Inc.:

During the third quarter of 2001, the Corporation acquired the remaining 18.9% of the voting shares of The Freight Connection Inc. (“TFCI”). There was no goodwill recorded on the transaction. Subsequent to the purchase of shares, the Corporation delisted and restructured TFCI as a private company.

Environmental Services Group:

On May 15, 2001, the Corporation determined that it planned to divest its Environmental Services Business. A provision for the loss on sale of discontinued business was recorded to account for the sale of capital assets and estimated realizable value of the remaining assets and liabilities. Effective January 2, 2002, the Corporation sold substantially all the capital assets of the business to Metro Waste Paper Recovery Inc. for cash proceeds of $1.7 million.

     As a result of the plan of disposal, the results of operations for discontinued operations were reported as discontinued operations and previously reported financial statements were restated. Interest was allocated to discontinued operations based on the debt directly attributable to the business and for debt not directly attributable to the business based on its share of the Corporation’s net assets. Income taxes were allocated based on the effective tax rate of the discontinued operations.

     The summarized statement of operations for discontinued operations for 2001 is as follows:

Revenue	$12,690

Loss from operations	$(1,430)
Interest expense	(363)
Other loss	(55)

Loss before income taxes	(1,848)
Income tax recovery	(762)

Loss before provision for loss on sale of discontinued operations	(1,086)

Provision for loss on sale of discontinued operations	(2,610)

Net loss from discontinued operations	$(3,696)

     Cash used in discontinued operations for 2001 is as follows:

Operating activities	$(1,245)
Investing activities	(165)
Financing activities	(48)

Cash used in discontinued operations	$(1,458)

VITRAN CORPORATION INC.   2003 ANNUAL REPORT   25

NOTES to Consolidated Financial Statements	Years ended December 31, 2003, 2002 and 2001 (Tabular amounts in thousands of U.S. dollars except per share amounts and except where noted)

3.	MARKETABLE SECURITIES:

The Corporation has Cdn $35.0 million (U.S. $27.0 million) invested in redeemable shares of a mutual fund corporation. The mutual fund corporation tracks the underlying investment in a Canadian money market fund. This fund invests in highly rated government securities, treasury bills and investment grade commercial paper. Gains on redemption of the shares are included in income in the period of realization.

4.	CAPITAL ASSETS:

	2003	2002
Land	$6,028	$5,256
Buildings	23,229	20,260
Leasehold interests and improvements	1,680	1,919
Vehicles	23,724	18,957
Machinery and equipment	15,264	13,638

	69,925	60,030
Less accumulated depreciation	34,823	29,243

	$35,102	$30,787

5.	LONG-TERM DEBT:

	2003	2002
Term bank credit facility (a)	$26,122	$37,100
Mortgages payable (b)	—	410
Capital lease (c)	122	—

	26,244	37,510
Less current portion	8,313	7,006

	$17,931	$30,504

(a)	The term bank credit facility is secured by accounts receivable and general security agreements of the Corporation and of all its subsidiaries.

During 2003, the Corporation repaid $11.0 million of borrowings. At December 31, 2003, $26.1 million (2002 – $37.1 million) bearing interest at LIBOR plus 1.25% was drawn under this facility. The agreement requires 31.7% of the total principal to be repaid in 2004, with escalating annual repayments, payable in quarterly instalments to August 31, 2006. The provisions of the term facility impose certain financial maintenance tests.

(b)	The mortgages were secured by certain land and buildings and were repaid during 2003.

(c)	The Corporation has financed certain equipment by entering into a capital leasing arrangement expiring in 2007.

The capital lease bears interest at approximately 6.79%.

(d)	The Corporation has a revolving credit facility of up to Cdn $25.0 million, of which letters of credit of U.S. $2.6 million were outstanding at December 31, 2003.

At December 31, 2003, the required future principal repayments on all long-term debt and capital lease are as follows:

Year ending December 31:
2004	$8,313
2005	8,675
2006	9,218
2007	38

$26,244

26   VITRAN CORPORATION INC.   2003 ANNUAL REPORT

6. INCOME TAXES:

Income tax expense differs from the amount which would be obtained by applying statutory federal and provincial income tax rates to the respective year’s income from continuing operations before income taxes, minority interest and amortization of goodwill as follows:

	2003	2002	2001
Effective statutory federal and provincial income tax rate	35.37%	38.62%	41.75%

Effective tax expense on income before income taxes and minority interest	$4,773	$3,561	$1,567
Increase (decrease) results from:
Capital losses on asset disposition	—	—	151
Non-taxable foreign exchange gain	(104)	(245)	(276)
Deductible foreign exchange loss	—	(111)	(58)
Income taxed at different rates in foreign jurisdictions	(1,852)	(1,376)	(1,636)
Effect of tax rate changes on loss carryforwards	—	—	255
Other	341	453	150

Actual income tax expense	$3,158	$2,282	$153

Income tax expense	2003	2002	2001
Canada	$1,932	$2,512	$612
United States	1,067	(442)	(636)
Other	159	212	177

	$3,158	$2,282	$153

     A summary of the principal components of future income tax assets and liabilities is as follows:

	2003	2002
Future income tax assets:
Losses carried forward (net of valuation allowance)	$1,391	$1,412
Allowance for doubtful accounts	339	563
Insurance reserves	941	753
Financing costs	767	—
Other	663	189

	$4,101	$2,917

Future income tax liabilities:
Capital assets	$956	$977
Goodwill	1,488	1,405
Other	271	385

	$2,715	$2,767

     The Corporation has Canadian non-capital tax loss carryforwards of approximately $3.9 million (2002 – $4.2 million) expiring over the next six years and for which the tax benefit has been recognized as set out above.

VITRAN CORPORATION INC.  2003 ANNUAL REPORT 27

NOTES to Consolidated Financial Statements	Years ended December 31, 2003, 2002 and 2001
(Tabular amounts in thousands of U.S. dollars except per share amounts and except where noted)

7. CAPITAL STOCK:

(a) Authorized:

The Corporation’s capital stock consists of an unlimited number of Class A voting shares, Class B non-voting shares and first preference shares, issuable in series.

(b) Issued:

		2003		2002
Class A voting shares	Number	Amount	Number	Amount
Balance, beginning of year	9,559,818	$27,857	9,847,278	$28,705
Shares repurchased for cancellation	(106,500)	(312)	(298,100)	(881)
Shares issued upon exercise of employee stock options	340,960	1,607	10,640	33
Shares issued in public offering, net of issue expenses (i)	2,300,000	30,206	—	—

Balance, end of year	12,094,278	$59,358	9,559,818	$27,857

(i) During 2003, the Corporation entered into an underwriting agreement and issued 2.3 million shares at $13.75 per share. This resulted in gross proceeds of $31.6 million to the Corporation before expenses of issue of $1.4 million, net of future income taxes of $0.8 million.

(c) Normal course issuer bid:

The Corporation repurchased for cancellation 106,500 Class A voting shares during 2003 (2002 – 298,100) under a normal course issuer bid, at a total cost of $644 (2002 – $1,354). The cost of the repurchase in excess of the book value of the shares in 2003 was $351 (2002 – $473).

(d) Stock options:

The Corporation provides a stock option plan to key employees, officers and directors to encourage executives to acquire a meaningful equity ownership interest in the Corporation over a period of time and, as a result, reinforce executives’ attention on the long-term interest of the Corporation and its shareholders. Under the plan, options to purchase Class A voting shares of the Corporation may be granted to key employees, officers and directors of the Corporation and its affiliates by the Board of Directors or by the Corporation’s Compensation Committee. There are 825,600 options authorized under the plan. The term of each option is 10 years and the vesting period is five years. The exercise price for options is the trading price of the Class A voting shares of the Corporation on the Toronto Stock Exchange on the day of the grant.

     The following table outlines the impact if the compensation cost for the Corporation’s stock options granted from January 1, 2002 through to December 31, 2002 were determined under the fair value based method. The Corporation has applied the pro forma disclosure provisions of the standard to these awards. The pro forma’s effect of awards granted prior to January 1, 2002 has not been included. Compensation expense recorded for the year ended December 31, 2003 in respect of stock options issued on or after January 1, 2003 was nil.

	2003	2002
Options granted	$—	$175,000
Net income, as reported	10,336	6,938
Pro forma net income	10,298	6,905
Pro forma income per share – basic	$1.06	$0.72
Pro forma income per share – diluted	1.00	0.71

     The weighted average estimated fair value at the date of the grant for the options granted during 2003 was nil (2002 – Cdn $1.97) per share.

28 VITRAN CORPORATION INC.  2003 ANNUAL REPORT

     The fair value of each option granted was estimated on the date of grant using the Black-Scholes fair value option-pricing model with the following assumptions:

2002
Risk-free interest rate	5.3%
Dividend yield	6.0%
Volatility factor of the future expected market price of the Corporation’s common shares	33.8
Expected life of the options	10 years

     Details of stock options are as follows:

	2003		2002
		Weighted		Weighted
		average		average
		exercise		exercise
	Shares	price	Shares	price
		Cdn $		Cdn $
Outstanding, beginning of year	1,189,160	$5.70	1,049,800	$6.08
Granted	—	—	175,000	3.50
Forfeited	(22,600)	6.13	(25,000)	6.55
Exercised	(340,960)	6.27	(10,640)	4.82

Outstanding, end of year	825,600	5.45	1,189,160	5.70

Exercisable, end of year	580,700	$5.88	774,460	$6.06

     At December 31, 2003, the range of exercise prices, the weighted average exercise price and the weighted average remaining contractual life are as follows:

	Options outstanding			Options exercisable
		Weighted
		average
		remaining	Weighted		Weighted
		contractual	average		average
	Number	life	exercise	Number	exercise
Range of exercise prices (Cdn $)	outstanding	(years)	price	exercisable	price
$3.50–$6.20	516,100	5.54	$4.38	315,700	$4.74
$7.00–$8.75	309,500	4.93	7.24	265,000	7.24

$3.50–$8.75	825,600	5.31	5.45	580,700	5.88

     Compensation expense related to stock options was nil for each of the years ended December 31, 2003, 2002 and 2001.

8. CUMULATIVE TRANSLATION ADJUSTMENT:

The cumulative translation adjustment represents the unrealized translation gains and losses from the translation of the Canadian dollar functional currency to the United States dollar reporting currency.

VITRAN CORPORATION INC.  2003 ANNUAL REPORT 29

NOTES to Consolidated Financial Statements	Years ended December 31, 2003, 2002 and 2001
(Tabular amounts in thousands of U.S. dollars except per share amounts and except where noted)

9. SEGMENTED INFORMATION:

The Corporation’s business operations are grouped into three operating segments: Less-than-Truckload, Logistics and Truckload, which provide transportation services in Canada and the United States.

     Segmented information is presented below for each of the years ended December 31, 2003, 2002 and 2001:

					Corporate
	Less-than-				office	Consolidated
Year ended December 31, 2003	Truckload	Logistics	Truckload	Total	and other	totals
Revenue	$270,189	$28,642	$32,995	$331,826	$—	$331,826
Operating, selling, general and administrative expenses	250,047	27,289	31,843	309,179	2,203	311,382

Income (loss) from continuing operations before depreciation	20,142	1,353	1,152	22,647	(2,203)	20,444
Depreciation	4,702	242	495	5,439	55	5,494

Income (loss) from continuing operations before the undernoted	$15,440	$1,111	$657	$17,208	$(2,258)	14,950

Interest expense, net						(1,320)
Other items, net						(136)
Income taxes						(3,158)

Income from continuing operations before amortization of goodwill						10,336
Amortization of goodwill						—

Income from continuing operations						10,336
Loss from discontinued operations						—

Net income						$10,336

Capital expenditures	$5,699	$390	$794	$6,883	$12	$6,895

Goodwill	$39,021	$1,079	$4,765	$44,865	$–	$44,865

Total assets from continuing operations	$118,862	$5,771	$10,582	$135,215	$29,798	$165,013

30 VITRAN CORPORATION INC.  2003 ANNUAL REPORT

					Corporate
	Less-than-				office	Consolidated
Year ended December 31, 2002	Truckload	Logistics	Truckload	Total	and other	totals
Revenue	$241,916	$27,665	$34,014	$303,595	$—	$303,595
Operating, selling, general and administrative expenses	224,117	26,495	32,796	283,408	2,081	285,489

Income (loss) from continuing operations before depreciation	17,799	1,170	1,218	20,187	(2,081)	18,106
Depreciation	4,748	215	333	5,296	12	5,308

Income (loss) from continuing operations before the undernoted	$13,051	$955	$885	$14,891	$(2,093)	12,798

Interest expense, net						(3,289)
Other items, net						(289)
Income taxes						(2,282)

Income from continuing operations before amortization of goodwill						6,938
Amortization of goodwill						—

Income from continuing operations						6,938
Loss from discontinued operations						—

Net income						$6,938

Capital expenditures	$4,141	$243	$139	$4,523	$75	$4,598

Goodwill	$38,050	$1,054	$4,765	$43,869	$—	$43,869

Total assets from continuing operations	$103,044	$7,323	$10,856	$121,223	$179	$121,402

VITRAN CORPORATION INC.  2003 ANNUAL REPORT 31

NOTES to Consolidated Financial Statements	Years ended December 31, 2003, 2002 and 2001
(Tabular amounts in thousands of U.S. dollars except per share amounts and except where noted)

9. SEGMENTED INFORMATION (continued):

					Corporate
	Less-than-				office	Consolidated
Year ended December 31, 2001	Truckload	Logistics	Truckload	Total	and other	totals
Revenue	$242,074	$36,539	$31,864	$310,477	$—	$310,477
Operating, selling, general and administrative expenses	227,667	36,236	30,480	294,383	1,432	295,815

Income (loss) from continuing operations before depreciation	14,407	303	1,384	16,094	(1,432)	14,662
Depreciation	5,645	239	413	6,297	55	6,352

Income (loss) from continuing operations before the undernoted	$8,762	$64	$971	$9,797	$(1,487)	8,310

Interest expense, net						(3,833)
Other items, net						(639)
Income taxes						(153)

Income from continuing operations before amortization of goodwill						3,685
Amortization of goodwill						1,350

Income from continuing operations						2,335
Loss from discontinued operations						(3,696)

Loss for the year						$(1,361)

Capital expenditures	$3,029	$390	$123	$3,542	$56	$3,598

     Geographic information for revenue from point of origin and total assets is as follows:

	2003	2002	2001
Revenue:
Canada	$131,084	$104,165	$101,262
United States	200,742	199,430	209,215

	$331,826	$303,595	$310,477

	2003	2002
Total assets:
Canada	$68,706	$32,221
United States	96,307	89,181

	$165,013	$121,402

32 VITRAN CORPORATION INC.  2003 ANNUAL REPORT

10. FINANCIAL INSTRUMENTS:

The fair values of cash and cash equivalents, marketable securities, accounts receivable and accounts payable and accrued liabilities approximate the carrying values because of the short-term nature of these instruments. The fair value of the Corporation’s long-term debt, determined based on the future cash flows associated with each debt instrument discounted using an estimate of the Corporation’s current borrowing rate for similar debt instruments of comparable maturity, is approximately equal to the carrying values at December 31, 2003 and 2002.

11. LEASE COMMITMENTS:

At December 31, 2003, future minimum rental payments relating to operating leases for premises and equipment are as follows:

Year ending December 31:
2004	$15,429
2005	11,675
2006	8,382
2007	5,872
2008	3,499
Thereafter	3,723

$48,580

12. CONTINGENT LIABILITIES:

There exist certain legal actions against the Corporation, none of which are expected to have a material adverse effect on the consolidated financial position or results of operations of the Corporation.

13. COMPARATIVE FIGURES:

Certain comparative figures have been reclassified to conform with the financial statement presentation adopted in the current year.

VITRAN CORPORATION INC.  2003 ANNUAL REPORT 33

NOTES to Consolidated Financial Statements	Years ended December 31, 2003, 2002 and 2001
(Tabular amounts in thousands of U.S. dollars except per share amounts and except where noted)

14. CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES:

(a) Consolidated statements of changes in shareholders’ equity:

United States GAAP requires the inclusion of a consolidated statement of changes in shareholders’ equity for each year a statement of income is presented. Shareholders’ equity under United States GAAP is as follows:

		Other
	Capital	Retained comprehensive
	stock	earnings	income	Total
Balance, December 31, 2000	$28,737	$28,191	$(509)	$56,419
Loss for the year	—	(1,775)	—	(1,775)
Dividends	—	(228)	—	(228)
Shares repurchased for cancellation	(32)	—	—	(32)
Unrealized foreign currency gain	—	—	1,190	1,190
Foreign exchange adjustment	—	—	414	414
Change in obligation for derivative instruments	—	—	(594)	(594)

Balance, December 31, 2001	28,705	26,188	501	55,394
Net income	—	3,471	—	3,471
Shares repurchased for cancellation	(881)	(473)	—	(1,354)
Unrealized foreign currency loss	—	—	(906)	(906)
Foreign exchange adjustment	—	—	444	444
Change in obligation for derivative instruments	—	—	683	683
Shares issued upon exercise of options	33	—	—	33

Balance, December 31, 2002	27,857	29,186	722	57,765
Net income	—	10,336	—	10,336
Shares repurchased for cancellation	(312)	(351)	—	(663)
Unrealized foreign currency gain	—	—	4,399	4,399
Change in obligation for derivative instruments	—	—	116	116
Shares issued upon exercise of options	1,607	—	—	1,607
Shares issued upon public offering	30,206	—	—	30,206

Balance, December 31, 2003	$59,358	$39,171	$5,237	$103,766

(b) Consolidated statements of cash flows:

Canadian GAAP permits the disclosure of a subtotal of the amount of cash provided by operations before changes in non-cash working capital items in the consolidated statements of cash flows. United States GAAP does not permit this subtotal to be included.

(c) Statement of net income (loss) and comprehensive income (loss):

The following table reconciles net income for the year as reported in the consolidated statements of operations to what would have been reported had the statements been prepared in accordance with United States GAAP.

     United States GAAP requires the disclosures of a Statement of Comprehensive Income. Comprehensive income generally encompasses all changes in shareholders’ equity, except those arising from transactions with shareholders.

34 VITRAN CORPORATION INC.  2003 ANNUAL REPORT

	2003	2002	2001
Net income (loss) based on Canadian GAAP	$10,336	$6,938	$(1,361)
Foreign exchange adjustment (i)	—	(444)	(414)

Net income (loss) before effect of change in accounting principle	10,336	6,494	(1,775)
Cumulative effect of change in method of accounting for goodwill (iii)	—	(3,023)	—

Net income (loss) based on United States GAAP	10,336	3,471	(1,775)
Other comprehensive income:
Change in cumulative translation adjustment	4,399	(906)	1,190
Foreign exchange adjustment (i)	—	444	414
Obligation for derivative instruments (ii)	116	683	(656)

Comprehensive income (loss) based on United States GAAP	$14,851	$3,692	$(827)

	2003	2002	2001
Earnings (loss) per share under United States GAAP:
Basic – continuing operations	$1.07	$0.67	$0.19
Basic – discontinued operations	—	—	(0.37)
Basic – net income (loss) before cumulative effect of accounting change	1.07	0.67	(0.18)
Basic – cumulative effect of change in method of accounting for goodwill	—	(0.31)	—
Basic – net income (loss)	1.07	0.36	(0.18)
Diluted – continuing operations	1.01	0.66	0.19
Diluted – discontinued operations	—	—	(0.37)
Diluted – net before cumulative effect of accounting change	1.01	0.66	(0.18)
Diluted – cumulative effect of change in method of accounting for goodwill	—	(0.31)	—
Diluted – net income (loss)	1.01	0.35	(0.18)

Weighted average number of shares:
Weighted average number of shares outstanding	9,684,901	9,691,041	9,859,296
Potential exercise of stock options	578,310	93,025	—

Diluted shares	10,263,211	9,784,066	9,859,296

(i)	A foreign exchange gain that did not represent a substantially complete liquidation of a foreign operation amounting to nil (2002 – $637; 2001 – $645) was included in selling, general and administration expenses. In prior years, this gain on repatriation of capital from a subsidiary arose from the difference between the exchange rate in effect on the date the capital was returned to Canada compared to the historical rate in effect when the capital was invested. Of this gain, nil (2002 – $444; 2001 – $414) was recognized upon the transfer into income of the related cumulative translation adjustment. Under United States GAAP, there is no reduction of the cumulative translation adjustment account, nor recognition of associated income resulting from such capital restructurings. This transaction was not subject to income taxes.

(ii)	The change in the fair value of the Corporation’s obligation for its interest rate swap, which is designated as a cash flow hedge, has been included net of the income tax effect of $78 (2002 – $474; 2001 – $426).

(iii)	A non-cash charge of $3.0 million, to adjust the carrying value of goodwill to its implied value, was included in opening retained earnings without the restatement of prior period figures. This charge was the result of the Corporation’s adoption of the new Canadian accounting standard for goodwill and other intangibles. Under United States GAAP, FAS 142, the non-cash charge is not recorded as a charge to opening retained earnings but rather as a charge to income in 2002.

(d) Income from operations before depreciation and amortization:

United States GAAP requires that depreciation and amortization be included in the determination of income from operations. Further, U.S. GAAP does not permit the disclosure of a subtotal of the amount of income from continuing operations before this item nor goodwill amortization to be disclosed separately net of income taxes. Canadian GAAP requires the disclosure of a subtotal of the amount of income from operations before this item.

VITRAN CORPORATION INC.  2003 ANNUAL REPORT 35

NOTES to Consolidated Financial Statements	Years ended December 31, 2003, 2002 and 2001
(Tabular amounts in thousands of U.S. dollars except per share amounts and except where noted)

14. CANADIAN AND UNITED STATES ACCOUNTING POLICY DIFFERENCES (continued):

(e) Other disclosures:

United States GAAP requires certain additional disclosures in the Consolidated Financial Statements, as follows:

(i)	The total allowance for doubtful accounts at December 31, 2003 was $1.3 million (2002 – $1.9 million).

(ii)	Total rental expense under operating leases was $17.9 million for the year ended December 31, 2003 (2002 – $16.9 million; 2001 – $16.2 million).

(iii)	At December 31, 2003, the Corporation had an aggregate of Cdn $21.6 million in unused bank credit facilities.

(iv)	At December 31, 2003, the Corporation had $0.3 million of foreign exchange gains that represented a substantially complete liquidation of a foreign operation. These gains were included in selling, general and administration expenses.

(v)	Accounts payable and accrued liabilities:

	2003	2002
Accounts payable	$16,209	$11,503
Accrued wages and benefits	3,555	3,849
Accrued claims, self-insurance and workers’ compensation	4,670	4,028
Other	9,658	7,934

	$34,092	$27,314

(f) Stock-based compensation:

In December 2002, the FASB issued Statement No. 148, Accounting for Stock-based Compensation – Transition and Disclosure, an amendment of FASB SFAS No. 123, Accounting for Stock-based Compensation, to provide alternative methods of transition for the change to the fair value method of accounting for stock-based employee compensation.

     In accordance with one of the transitional options permitted under amended FASB 148, the Corporation has prospectively applied the fair value based method to all stock options granted on or after January 1, 2003. The Corporation did not grant any stock options in 2003.

Pro forma stock option disclosure:

The following table outlines the pro forma impact if the compensation cost for the Corporation’s stock options is determined under the fair value method for awards granted on or after January 1, 1995:

	2003	2002	2001
Options granted	—	175,000	100,000
Net income (loss), as reported	$10,336	$3,471	$(1,775)
Pro forma net income (loss)	10,124	3,072	(2,206)
Pro forma basic income per share	$1.05	$0.32	$(0.22)
Pro forma diluted income per share	0.99	0.31	(0.22)

36 VITRAN CORPORATION INC.  2003 ANNUAL REPORT

     Under FASB Statement No. 123, the weighted average estimated fair value at the date of grant for the options granted during 2003, 2002 and 2001 was nil, Cdn $1.97 and Cdn $2.42, respectively.

     The fair value of each option granted was estimated on the date of grant using the Black-Scholes fair value option pricing model with the following assumptions:

	2002	2001	1997–2000
Risk-free interest rate	5.3%	5.4%	4.9%–6.6%
Dividend yield	0.0%	0.0%	0.0%
Volatility factor of the future expected market price of the Corporation’s common shares	36.0%	33.8%	34.1%–34.8%
Expected life of the options	10 years	10 years	10 years

(g) New United States accounting pronouncement:

In December 2003, the FASB issued FIN No. 46R, Consolidation of Variable Interest Entities, which requires variable interest entities, previously referred to as special purpose entities or off-balance sheet structures, to be consolidated by a company if that company is subject to a majority of the risk of loss from the entity’s activities or is entitled to receive a majority of the entity’s returns or both. The consolidation provisions of FIN No. 46R apply immediately to variable interest entities created after January 31, 2003 and to any entities prior to that date existing in the first fiscal year or interim period beginning after December 31, 2003. Certain disclosure provisions apply in financial statements issued after January 31, 2003. The consolidation requirements of FIN No. 46R did not have an effect on the Corporation’s Consolidated Financial Statements.

VITRAN CORPORATION INC  2003 ANNUAL REPORT 37

SUPPLEMENTAL SCHEDULE of Quarterly Financial Information	(Amounts in thousands of U.S. dollars except per share amounts and except where noted)

2003 (Unaudited)	First quarter	Second quarter	Third quarter	Fourth quarter
Revenue:
Less-than-Truckload	$63,224	$68,503	$69,228	$69,234
Logistics	6,340	7,106	7,347	7,849
Truckload	7,905	8,526	8,314	8,250

Total revenue	$77,469	$84,135	$84,889	$85,333

Income from continuing operations after depreciation	$2,083	$4,073	$4,499	$4,295
Net income	1,417	2,724	3,045	3,150

Earnings per share:
Basic	$0.15	$0.29	$0.32	$0.31
Diluted	0.14	0.27	0.30	0.29

Common stock (AMEX):
High	$6.00	$7.00	$10.75	$15.00
Low	5.05	5.65	7.00	10.30

Common stock (TSX):
High	$9.08	$9.00	$14.50	$20.00
Low	7.96	8.25	9.25	13.90

2002 (Unaudited)	First quarter	Second quarter	Third quarter	Fourth quarter
Revenue:
Less-than-Truckload	$56,406	$62,149	$62,730	$60,631
Logistics	7,227	7,904	6,553	5,981
Truckload	8,025	8,994	8,767	8,228

Total revenue	$71,658	$79,047	$78,050	$74,840

Income from continuing operations after depreciation	$1,555	$3,637	$3,913	$3,693
Net income	559	1,886	2,316	2,177

Earnings per share:
Basic	$0.06	$0.19	$0.24	$0.23
Diluted	0.06	0.19	0.23	0.22

Common stock (AMEX):
High	$3.48	$5.43	$5.12	$5.29
Low	1.98	2.80	3.80	4.55

Common stock (TSX):
High	$5.35	$8.20	$7.95	$8.24
Low	3.25	4.26	6.07	6.83

Note: The quarterly financial information has not been subject to external auditor review.

38 VITRAN CORPORATION INC.     2003 ANNUAL REPORT

CORPORATE Governance

The Board of Directors of Vitran has the obligation to oversee the businesses of the corporation and supervise senior management who have the responsibility to manage the business on a day-to-day basis.

The Board of Directors has delegated certain of its responsibilities to the Audit Committee, Capital Committee, and Compensation Committee with appropriate independent membership.

Vitran’s Board of Directors and senior management consider good corporate governance as an important part of their mandate to maximize shareholder value. The system of corporate governance at Vitran reflects the nature of its businesses and organizational structure and is appropriately reviewed as the Company changes in size and scope. Additional commentary on the corporate governance practices of Vitran are contained in Vitran’s Information Circular, dated March 23, 2004.

VITRAN CORPORATION INC.   2003 ANNUAL REPORT 39

CORPORATE Directory

Directors

Carl J. Cook
Managing Director
Decisions Resources LLC

G. Mark Curry
President
Revmar Inc.

Rick E. Gaetz
President & Chief Executive Officer
Vitran Corporation Inc.

Albert Gnat, Q.C.
Senior Partner
Lang Michener

Anthony F. Griffiths
Independent Consultant
& Corporate Director

Richard D. McGraw
President
Lochan Ora Group of Companies

Graham W. Savage
Managing Director
Callisto Capital LP

Corporate Officers

Richard D. McGraw
Chairman

Rick E. Gaetz
President & Chief Executive Officer

Kevin A. Glass
Vice President Finance &
Chief Financial Officer

Corporate Executive Office

Vitran Corporation Inc.
185 The West Mall
Suite 701
Toronto, Ontario
Canada M9C 5L5
Tel: (416) 596-7664
Fax: (416) 596-8039

Operating Headquarters

Canadian LTL Office
Vitran Express Canada
751 Bowes Road
Concord, Ontario
Canada L4K 5C9
Tel: (416) 798-4965
Fax: (416) 798-4753

Canada/United States
Logistics Office
Vitran Logistics
751 Bowes Road
Concord, Ontario
Canada L4K 5C9
Tel: (416) 798-4965
Fax: (905) 738-4140

United States LTL Office
Vitran Express, Inc.
6500 East 30th Street
Indianapolis, Indiana
U.S.A. 46219
Tel: (317) 803-6400
Fax: (317) 543-1230

United States Truckload Office
Frontier Transport Corporation
1560 West Raymond Street
Indianapolis, Indiana
U.S.A. 46221
Tel: (317) 636-1641
Fax: (317) 634-0321

Stock Exchange Listings

The Toronto Stock Exchange
Stock Symbol: VTN.A
The American Stock Exchange
Stock Symbol: VVN

Transfer Agent

Computershare Investor Services
100 University Avenue
9th Floor
Toronto, Ontario
Canada M5J 2Y1
Tel: (416) 981-9766

Computershare Investor Services LLC
350 Indiana Street
Suite 800
Golden, Colorado
U.S.A. 80401

Shareholder Inquiries

Communications concerning
individual shareholder accounts
should be directed to
Computershare Investor Services
Attention:
Investor Centre
Tel: 800-564-6253
Fax: 866-249-7775
service@computershare.com
www.computershare.com

Annual Meeting

The Annual Meeting of the Shareholders
of Vitran Corporation Inc. will be
held at the Toronto Stock Exchange
Conference Centre Auditorium,
The Exchange Tower,
130 King Street West,
Toronto, Ontario at 4:30 p.m.
on Wednesday, April 21, 2004.

10K Report

Please write to:
Vitran Corporation Inc.
or see our website
www.vitran.com

40 VITRAN CORPORATION INC.   2003 ANNUAL REPORT

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VITRAN CORPORATION INC.